Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4 and related consent solicitation statement/proxy statement/prospectus of CONSOL Energy Inc. and Subsidiaries and to the incorporation by reference therein of our report dated February 14, 2020, with respect to the consolidated financial statements of CONSOL Coal Resources LP included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

November 13, 2020